Exhibit 99.1

MFA

FINANCIAL, INC

350 Park Avenue
New York, New York 10022

	PRESS RELEASE	FOR IMMEDIATE RELEASE

	February 16, 2012	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.

Announces Fourth Quarter 2011 Financial Results

MFA Financial, Inc. (NYSE:MFA) today announced financial results for the fourth quarter ended December 31, 2011.

Fourth Quarter 2011 and other recent highlights:

•                Fourth quarter net income per common share of $0.19 and Core Earnings (as defined below) per common share of $0.22.

•                On January 31, 2012, MFA paid its fourth quarter 2011 dividend of $0.25 per share of common stock and an additional special cash dividend of $0.02 per share of common stock to stockholders of record as of December 30, 2011.

•                Book value per common share was $6.74 at the end of the fourth quarter versus $7.16 at September 30, 2011 due primarily to price weakness within the Non-Agency MBS sector.  Book Value per common share increased to $7.10 at January 31, 2012, due principally to a rebound in the value of Non-Agency MBS in the month of January.

•                We believe that the weakness in Non-Agency MBS prices throughout 2011 was more severe than justified by underlying residential mortgage loan fundamentals.  While most Non-Agency MBS in MFA’s portfolio will not return their full face value due to loan defaults, we believe that they will deliver attractive loss-adjusted yields due to our highly discounted average amortized cost of 72.8% of face value.

•                We continue to increase our focus on financing structures that reduce our reliance on short-term repurchase arrangements collateralized by Non-Agency MBS.  In the fourth quarter, we entered into a three-year collateralized financing arrangement that effectively provides $300 million of financing for Non-Agency MBS. Subsequent to year-end, we increased the amount financed under this arrangement to approximately $500 million.

•                On February 9, 2012, MFA sold $433.3 million in principal amount of Non-Agency MBS as part of a re-securitization.  In connection with this transaction, $186.7 million of senior bonds rated “AAA” by DBRS, Inc. were issued to third-party investors via a trust.  These bonds, with an average life of 1.9 years, were priced at a 2.75% yield.  As required by GAAP, MFA will consolidate the re-securitization and will account for this transaction as a financing.

For the fourth quarter ended December 31, 2011, MFA generated net income allocable to common stockholders of $68.0 million, or $0.19 per share of common stock. Core Earnings for the fourth quarter were $80.1 million, or $0.22 per share of common stock.  “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $2.5 million of gains on sale of MBS, $0.4 million of gain on sale of properties, $4.2 million of other-than-temporary impairment charges, $10.2 million reduction in the fair value of the securities underlying our Linked Transactions and includes an adjustment of $0.6 million to increase interest income following the de-linking of certain Non-Agency MBS previously reported as Linked Transactions for GAAP.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in both Agency and Non-Agency residential MBS. At year-end our debt to equity ratio (including the liabilities underlying our Linked Transactions) was 3.7:1.  Our Agency portfolio had an amortized cost basis of 102.6% of par as of December 31, 2011 and generated a 3.14% yield in the fourth quarter. Our Non-Agency portfolio had an average amortized cost of 72.8% of par as of December 31, 2011 and generated a loss-adjusted yield of 7.06% in the fourth quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions). The loss-adjusted yield for the Non-Agency MBS has trended lower due to the flattening (downward movement in the later years) of the forward yield curve which causes us to lower the projected future coupons and therefore the expected yield from our hybrid Non-Agency MBS.

“We continued to selectively find value in the Agency MBS market. In addition, we continued to implement our strategy of identifying and acquiring Non-Agency MBS with what we consider to be superior loss-adjusted yields at prices well below par. We believe MFA continues to be run on a very cost effective basis for the benefit of its stockholders.  For the three months ended December 31, 2011, MFA’s cost for compensation and benefits and other general and administrative expenses were $6.6 million or 1.06% on an annualized basis of December 31, 2011 Stockholders’ Equity.  Our goal remains to continue positioning MFA to generate double-digit returns on equity over time.”

William Gorin, MFA’s President, added, “In the fourth quarter, our Non-Agency portfolio experienced a modest price decline averaging 3.2 points.  However, during the month of January, the value of these assets increased.  We believe that the factors impacting Non-Agency MBS prices in the fourth quarter were continued negative housing market news, concerns about the sovereign debt exposure of the European banking system, and the desire of dealers to reduce inventory.  While housing fundamentals remain weak, we believe that we have appropriately factored this into our cash flow projections and credit reserve estimates.  In two installments, one in the fourth quarter of 2011 and one in the first quarter of 2012, we entered into a three-year collateralized financing arrangement that effectively provides $500 million of financing for Non-Agency MBS.  While this multi-year financing is incrementally more expensive than short-term repo financing by approximately 100-150 basis points, we believe the certainty of the committed term outweighs the additional cost.”

MFA’s $4.001 billion fair market value of Non-Agency MBS had a face amount of $5.704 billion, an amortized cost of $4.155 billion and a net purchase discount of $1.549 billion (all amounts adjusted for the impact of MBS Linked Transactions) at December 31, 2011. This discount consists of a $1.275 billion credit reserve and other-than-temporary impairments and a $274.6 million net accretable discount. In addition, at December 31, 2011, these Non-Agency MBS had 5.2% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted). This structured credit enhancement, along with the purchase discount, mitigates MFA’s risk of loss on these investments.

Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will generally increase if the prepayment rates on these securities trend up.  Despite low mortgages rates, the overall change in the portfolio CPR between the third and fourth quarter was not significant. The following table presents the weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions).

Table 1

	Fourth Quarter 2011 Average CPR	Third Quarter 2011 Average CPR
MBS Portfolio	17.08%	17.85%
Agency MBS	19.35%	19.29%
Non-Agency MBS	13.01%	14.54%

As of December 31, 2011, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.80% and a floating receive rate of 0.32% on notional balances totaling $3.378 billion, with an average maturity of 22 months. During 2012, approximately $958 million notional amount of existing swaps with a weighted average fixed pay rate of 3.87% is scheduled to expire.

The following table presents MFA’s asset allocation as of December 31, 2011 and the fourth quarter 2011 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION (1)
At December 31, 2011	Agency MBS		Non-Agency MBS	(2)	Cash (3)	Other, net		Total

(Dollars in Thousands)

Amortized Cost	$6,921,275		$4,154,746		$409,524	$(49,884)	(4)	$11,435,661

Market Value	$7,137,531		$4,001,415		$409,524	$(49,884)		$11,498,586
Less Payable for Unsettled Purchases	-		(27,056)		-	-		(27,056)
Less Repurchase Agreements	(6,198,829)		(1,485,227)		-	-		(7,684,056)
Less Multi-year Collateralized Financing	-		(300,000)		-	-		(300,000)
Arrangements (5)
Less Securitized Debt	-		(875,520)		-	-		(875,520)
Equity Allocated	$938,702		$1,313,612		$409,524	$(49,884)		$2,611,954

Less Swaps at Market Value	-		-		-	(114,194)		(114,194)

Net Equity Allocated	$938,702		$1,313,612		$409,524	$(164,078)		$2,497,760

Debt/Net Equity Ratio (6)	6.60	x	2.05	x	-	-		-

For the quarter ended December 31, 2011
Yield on Average Interest Earning Assets	3.14%		7.06%		0.03%			4.42%
Less Average Cost of Funds	1.71	(7)	1.78	(7)	-			1.73
Net Interest Rate Spread	1.43%		5.28%		0.03%			2.69%

(1)  Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.

(2) Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS purchase and borrowing under repurchase agreement) are evaluated on a combined basis and are presented as “Linked Transactions” on MFA’s consolidated balance sheet.

(3) Includes cash, cash equivalents and restricted cash.

(4) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, obligation to return securities obtained as collateral, interest payable, derivative hedging instruments at fair value, dividends payable and accrued expenses and other liabilities.

(5) Multi-year collateralized financing arrangements are viewed by management as having an effective term of 3.0 years, but for GAAP reporting purposes are disclosed within repurchase agreements and as having a contractual term of over 30 days to 90 days.

(6) Represents the sum of borrowings under repurchase agreements, multi-year collateralized financing arrangements, payable for unsettled purchases and securitized debt as a multiple of net equity allocated.

(7) Includes effect of Swaps.

At December 31, 2011, MFA’s $11.139 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three month average CPR, is presented below:

Table 3

Agency MBS				Non-Agency MBS			Total
		Average	Average		Average	Average		Average	Average
($ in Thousands)	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)	Market Value	MTR (1)	CPR (2)
Time to Reset:
< 2 years (3)	$1,785,933	8	16.0%	$2,027,481	5	11.9%	$3,813,414	7	13.9%
2-5 years	2,726,972	41	23.9	609,162	45	16.7	3,336,134	42	22.7
> 5 years	976,776	69	21.4	192,882	63	13.6	1,169,658	68	19.5
ARM-MBS Total	$5,489,681	35	20.9%	$2,829,525	18	13.0%	$8,319,206	29	18.1%

15-Year fixed	$1,647,850		14.4%	$-		-	$1,647,850		14.4%
30-Year fixed	-		-	1,165,853		13.1%	1,165,853		13.1
40-Year fixed	-		-	6,037		14.8	6,037		14.8
Fixed-Rate Total	$1,647,850		14.4%	$1,171,890		13.1%	$2,819,740		13.9%
MBS Total	$7,137,531		19.4%	$4,001,415		13.0%	$11,138,946		17.1%

(1)  MTR, or months to reset, is the number of months remaining before the coupon interest rate resets.  At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of beginning of each month in the quarter.

(3)  Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Thursday, February 16, 2012, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2011 financial results. The number to dial in order to listen to the conference call is (800) 288-8960 in the U.S. and Canada. International callers must dial (612) 332-0418. A replay of the call will be available through Thursday, February 23, 2012, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 237810. Live audio of the conference call will also be accessible over the internet at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.earnings.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In Thousands, Except Per Share Amounts)	2011	2010
Assets:	(Unaudited)
Mortgage-backed securities (“MBS”)
Agency MBS, at fair value ($6,666,963 and $5,519,879 pledged	$7,137,531	$5,980,623
as collateral, respectively)
Non-Agency MBS, at fair value ($692,534 and $867,655 pledged	1,492,376	1,372,383
as collateral, respectively)
Non-Agency MBS transferred to consolidated variable interest entities (“VIE’s”)	2,283,070	705,704
Securities obtained and pledged as collateral, at fair value	306,401	-
Cash and cash equivalents	394,022	345,243
Restricted cash	15,502	41,927
MBS linked transactions, net (“Linked Transactions”), at fair value	55,801	179,915
Interest receivable	42,837	38,215
Derivative hedging instruments, at fair value	26	-
Real estate, net	-	10,732
Goodwill	7,189	7,189
Prepaid and other assets	15,879	5,476
Total Assets	$11,750,634	$8,687,407

Liabilities:
Repurchase agreements	$7,813,159	$5,992,269
Securitized debt	875,520	220,933
Obligation to return securities obtained as collateral, at fair value	306,401	-
Accrued interest payable	9,112	8,007
Derivative hedging instruments, at fair value	114,220	139,142
Dividends and dividend equivalents rights (“DERs”) payable	97,525	67,040
Accrued expenses and other liabilities	36,937	9,569
Total Liabilities	$9,252,874	$6,436,960

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Series A 8.50% cumulative redeemable;	$38	$38
5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)
Common stock, $.01 par value; 895,000 and 370,000 shares authorized;	3,561	2,805
356,112 and 280,481 issued and outstanding, respectively
Additional paid-in capital, in excess of par	2,795,925	2,184,493
Accumulated deficit	(243,061)	(191,569)
Accumulated other comprehensive (loss)/ income	(58,703)	254,680
Total Stockholders’ Equity	$2,497,760	$2,250,447
Total Liabilities and Stockholders’ Equity	$11,750,634	$8,687,407

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		For the Year Ended
	December 31,		December 31,
(In Thousands, Except Per Share Amounts)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$55,880	$57,003	$241,994	$250,602
Non-Agency MBS	24,956	27,214	101,054	127,070
Non-Agency MBS transferred to consolidated VIEs	43,128	13,281	153,563	13,281
Cash and cash equivalent investments	30	99	136	385
Interest Income	123,994	97,597	496,747	391,338

Interest Expense:
Repurchase agreements	35,226	34,556	137,739	144,212
Securitized debt	3,585	913	11,672	913
Total Interest Expense	38,811	35,469	149,411	145,125

Net Interest Income	85,183	62,128	347,336	246,213

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	(29,595)	(5,858)	(45,144)	(6,042)
Portion of other-than-temporary impairment losses	25,408	(1,007)	34,574	(6,235)
recognized in/(reclassified from) other
comprehensive income/(loss)
Net Impairment Losses Recognized in Earnings	(4,187)	(6,865)	(10,570)	(12,277)

Other (Loss)/Income, Net:
Unrealized net gains and net interest income from	(6,955)	12,458	3,015	53,762
Linked Transactions
Gain on sale of MBS, net	2,534	-	6,730	33,739
Revenue from operations of real estate	420	364	1,566	1,464
Loss on termination of repurchase agreements	-	-	-	(26,815)
Gain on sale of properties, net	430	-	430	-
Other, net	(28)	-	(914)	-
Other (Loss)/Income, Net	(3,599)	12,822	10,827	62,150

Operating and Other Expense:
Compensation and benefits	3,368	3,565	18,959	16,092
Other general and administrative expense	3,269	2,576	11,250	8,571
Real estate operating expense, mortgage interest and	196	363	970	1,661
prepayment penalty
Operating and Other Expense	6,833	6,504	31,179	26,324

Net Income	70,564	61,581	316,414	269,762
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160
Net Income Available to Common Stock and	$68,524	$59,541	$308,254	$261,602
Participating Securities

Earnings Per Common Share-Basic and Diluted	$0.19	$0.21	$0.90	$0.93

Dividends Declared Per Share of Common Stock	$0.27	$0.235	$1.01	$0.89

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months and year ended December 31, 2011, which constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months and year ended December 31, 2011 are not measures of performance in accordance with GAAP, as they exclude impairment losses recognized through earnings, gain on sale of MBS, gain on sale of properties and changes in fair value of MBS underlying our Linked Transactions. In addition, following the “de-linking” of certain Non-Agency MBS that were previously reported as Linked Transactions under GAAP, Core Earnings includes an adjustment to reflect interest income recognized on the underlying de-linked Non-Agency MBS on the same basis with that used prior to the de-linking. Accordingly, the adjustment is consistent with the way management views the performance of these underlying Non-Agency MBS (i.e., as if never linked), which differs from GAAP accounting.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months and year ended December 31, 2011 are as follows:

Table 4

	Three Months Ended		For the Year Ended
	December 31, 2011		December 31, 2011
(In Thousands, Except Per Share Amount)	Reconciliation	Basic and Diluted EPS	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and	$68,524		$308,254
Participating Securities
Less: Dividends and Dividend Equivalent Rights on	(489)		(1,684)
Participating Securities
GAAP Net Income Allocable to Common Stockholders	$68,035	$0.19	$306,570	$0.90
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	$4,187		$10,570
Gain on Sale of MBS	(2,534)		(6,730)
Gain on Sale of Properties	(430)		(430)
Changes in Net Unrealized losses on Linked Transactions	10,216		17,783
Yield Adjustment for De-Linked MBS	588		2,504
Total Adjustments to Arrive at Core Earnings	$12,027	$0.03	$23,697	$0.07
Core Earnings	$80,062	$0.22	$330,267	$0.97
Weighted Average Common Shares Outstanding - Basic	355,855		341,368
Weighted Average Common Shares Outstanding - Diluted	356,100		341,627

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months and year ended December 31, 2011.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions, impairment charges, gain on sale of MBS, gain on sale of properties and revisions to the yield used for income recognition for the underlying Non-Agency MBS subsequent to delinking, which are reflected in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended December 31, 2011 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

Table 5

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked	Non-GAAP
(Dollars in Thousands)	Information		Transactions	Presentation
At December 31, 2011:
Repurchase Agreement Borrowings	$7,813,159		$170,897 (1)	$7,984,056
Securitized Debt	875,520		-	875,520
Obligation to Return Securities	306,401		-	306,401
Obtained as Collateral
Payable for Unsettled Purchases	27,056		-	27,056
Total Borrowings (Debt)	$9,022,136		$170,897 (1)	$9,193,033
Stockholders’ Equity	$2,497,760		2,504	$2,500,264
Debt-to-Equity (Debt/Stockholders’ Equity)	3.6	x		3.7	x

For the Three Months Ended December 31, 2011:
Average Interest Earning Assets	$11,403,662		$241,947 (2)	$11,645,609
Interest Income	$123,994		$4,706	$128,700
Yield on Average Interest Earning Assets	4.35%		7.78%	4.42%

Average Total Borrowings	$8,899,013		$187,665 (1)	$9,086,678
Interest Expense	$38,811		$857	$39,668
Average Cost of Funds	1.73%		1.81%	1.73%

Net Interest Rate Spread	2.62%		5.97%	2.69%

(1)  Represents borrowings under repurchase agreements underlying Linked Transactions.

(2)  Represents Non-Agency MBS underlying Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures on a non-GAAP basis.

Table 6			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked	Non-GAAP
(Dollars in Thousands)	Information	(1)	Transactions	(2)	Presentation
At December 31, 2011:
Amortized Cost of Non-Agency MBS	$3,936,211		$218,535 (3)	$4,154,746	(3)
Fair Value of Non-Agency MBS	$3,775,446		$225,969	$4,001,415
Face/Par Value of Non-Agency MBS	$5,414,353		$289,536	$5,703,889
Purchase (Discount) Designated as Credit Reserve and OTTI	$(1,228,766) (4)		$(45,735)	$(1,274,501)	(5)
Net Purchase (Discount) Designated as Accretable	$(249,376)		$(25,266) (3)	$(274,642)	(3)
Total Purchase (Discount) of Non-Agency MBS	$(1,478,142) (4)		$(71,001)	$(1,549,143)	(5)

Non-Agency Repurchase Agreements and Securitized Debt	$2,489,850		$170,897	$2,660,747

For the Three Months Ended December 31, 2011:
Non-Agency MBS Average Amortized Cost	$3,881,220		$241,947	$4,123,167
Non-Agency Average Total Borrowings	$2,497,368		$187,665	$2,685,033
Coupon Interest on Non-Agency MBS	$58,890		$3,926	$62,816
Effective Yield Adjustment (6)	$9,194		$780	$9,974
Interest Income on Non-Agency MBS	$68,084		$4,706	$72,790

Interest Expense on Non-Agency Total Borrowings	$11,202		$857	$12,059

Yield on Average Interest Earning Non-Agency MBS	7.02%		7.78%	7.06%
Non-Agency Average Cost of Funds	1.78%		1.81%	1.78%
Non-Agency Interest Rate Spread	5.24%		5.97%	5.28%

(1)  Includes Non-Agency MBS transferred to consolidated VIE.

(2) Adjustment to reflect Non-Agency MBS underlying Linked Transactions, borrowings under repurchase agreements underlying Linked Transactions and yield adjustments for de-linked Non-Agency MBS.

(3) Includes adjustment of $19.1 million related to yield adjustments for de-linked Non-Agency MBS.

(4)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.174 billion and OTTI of $54.5 million.

(5)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.220 billion and OTTI of $54.5 million.

(6)  The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield on average interest earning Non-Agency MBS, which is based on management’s estimates of future cash flows for Non-Agency MBS, less the current coupon yield.

Reconciliation of GAAP Net Income, Core Earnings and Estimated REIT Taxable Income

MFA calculates estimated REIT taxable income in accordance with the requirements mandated by the Internal Revenue Code.  Differences exist in the determination of net income for GAAP and REIT taxable income that can lead to a significant variance in the amount and timing of when income and losses are recognized under these two measures.  The amount and characteristic of the dividends distributed to stockholders is impacted by REIT taxable income.  The table below sets forth a reconciliation between GAAP net income, Core Earnings and Estimated REIT taxable income for the year ended December 31, 2011.

Table 7

For the Year Ended
December 31, 2011

(In Thousands)
GAAP Net Income Before Preferred Dividends	$316,414
Less: Preferred Dividends Paid to Stockholders	(8,160)
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(1,684)
GAAP Net Income Allocable to Common Stockholders	$306,570
Adjustments to Arrive at Core Earnings:
Add: Impairment Loss Recognized in Earnings	$10,570
Add: Changes in Fair Value on Linked Transactions	17,783
Add: Yield Adjustments for De-Linked MBS	2,504
Less: Gain on Sale of MBS (1)	(6,730)
Less: Gain on Sale of Properties (1)	(430)
Total Adjustments to Arrive at Core Earnings	$23,697
Core Earnings	$330,267
Adjustments to Core Earnings to Arrive at Estimated REIT Taxable Income:
Add: Preferred Dividends Paid to Stockholders (deducted above)	$8,160
Add: Dividend and Dividend Equivalent Rights on Participating Securities (deducted above)	1,684
Add: Adjustment to GAAP Income to Reflect Estimated Taxable Income on Non-Agency MBS	30,408
Add: Adjustment to Reflect Estimated Taxable Income on Re-securitized Non-Agency MBS	2,734
Add: Other Expenses Not Deductible in Determining Taxable Income	687
Total Adjustments Increasing Estimated REIT Taxable Income	$43,673
Less: Adjustment to GAAP Income to Reflect Taxable Income on Agency MBS	$(3,203)
Total Net Adjustments to Core Earnings to Arrive at Estimated REIT Taxable Income	$40,470
Estimated REIT Taxable Income Available for Distribution to Preferred and Common Stockholders	$370,737
(1) Gain on sales of MBS and Properties were not recognized for REIT taxable income because the gain on sale was offset by capital loss carry forward generated in prior years.